Exhibit (23)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 2-64668, 2-40183, 2-80336, 33-57189 and 333-39938 on Form S-8 of Stepan Company of our report dated March 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.”), included in this Form 10-K of Stepan Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Chicago, Illinois

March 15, 2004